Exhibit 10.1

[COMEX LETTERHEAD]

November 16, 2009

Mr. Peter Ubaldi

Global Ecology Corporation

140 Smith Street

Keasbey, New Jersey 08832

Dear Peter,

As you know we have been working diligently with representative of the Department of Agriculture and companies in India for the fulfillment of the Purchase Order (#062009) we executed on June 29, 2009 for 300,00 tons of your soil additive.  Due to the complicated nature of completing this first purchase (by India) of the soil additive, it has taken longer than we anticipated in getting the Letter of Credit issued.  We remain confident that all required steps will be taken to meet the terms of the Purchase Order, including having the Letter of Credit issued very soon.  Having said that, and acting with an abundance of caution, we respectfully request an extension to the contract of 30 days from today to fulfill the requirement of the contract.  Please indicate your acceptance of this extension by countersigning this letter request.

Sincerely,

/s/ Satish Shah

Satish Shah

Agreed and Accepted:

global Ecology Corporation

/s/ Peter D. Ubaldi

November 17, 2009

Peter D. Ubaldi, President

Date

46 Glynn Court  ●  Parlin  ●  New Jersey 08859-2501